Exhibit 23.1
KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-270134, 333-263489, 333-256914, and 333-277478) on Form S-8 of our report dated February 26, 2025, with respect to the consolidated financial statements of Marqeta, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
San Francisco, California February 26, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.